Exhibit 10.1

                             THIRD AMENDMENT TO THE
                     AGREEMENT CONCERNING EMPLOYMENT RIGHTS

     This  Third  Amendment  to  the  Agreement  Concerning   Employment  Rights
effective July 24, 2005, ("Amendment") amends that one certain Agreement Concerning Employment Rights by and between Synagro Technologies, Inc., a Delaware corporation (hereafter "Company") and Alvin L. Thomas II ("Executive") dated February 19, 1999, as amended January 27, 2000 and March 1, 2001 (collectively "Employment Agreement").

     WHEREAS, the Compensation Committee of the Board of Directors of the Company has deemed it to be advisable and in the best interests of the Company and its subsidiaries to amend the employment agreements of certain individuals to provide for grants of restricted stock in certain circumstances;

     WHEREAS, the Company has selected Executive as one such individual whose employment agreement should so be amended.

     NOW, THEREFORE, the parties hereto, in consideration of the mutual promises and covenants set forth herein, agree as follows:

     1. The current language under Paragraph 2, as amended, shall be referred to as subparagraph (a) and the following paragraph is added to the Employment Agreement as Paragraph 2(b):

          (b) For so long as Executive is employed by the Company and for thirty (30) days thereafter, the following shall apply:

          To the extent dividends are declared and paid on the Company's Common Stock, the Employee will be entitled to receive shares of Common Stock under the Synagro Technologies, Inc. 2005 Restricted Stock Plan (or any successor equity incentive plan thereto), provided that such Employee then held options to purchase Common Stock. The value of the shares of Common Stock received will equal the value of dividends that would have been payable on the Common Stock underlying the options to purchase Common Stock then held by such Employee if such options had been exercised. Common Stock awards relating to options that are then vested and exercisable will not be subject to any restriction on transfer. Awards relating to options that are not then vested shall contain appropriate restrictions on transfer that shall lapse when such options become vested and exercisable. If the option(s) lapses and does not vest, then the restricted common stock award(s) related to such option(s) shall be forfeited and returned to Synagro pursuant to the 2005 Restricted Stock Plan.

     2. Ratification. Except as expressly amended by this Amendment, the Employment Agreement shall remain in full force and effect. None of the rights, interests and obligations existing and to exist under the Employment Agreement are hereby released, diminished or impaired, and the parties hereby reaffirm all covenants, representations and warranties in the Employment Agreement.


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     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Amendment to be duly executed effective as of the effective date above written.


                                         SYNAGRO TECHNOLOGIES, INC.,
                                         a Delaware corporation
                                         ("COMPANY")




                                         By:  /s/ Robert C. Boucher, Jr.
                                              ----------------------------------
                                         Name:  Robert C. Boucher, Jr.
                                         Title: President & CEO
                                         Date:  December 7, 2005


                                         EXECUTIVE



                                         /s/ Alvin L. Thomas II
                                             -----------------------------------
                                         Name:  Alvin L. Thomas II
                                         Date:  December 7, 2005